Exhibit 99.2

RISK FACTORS

Before investing in our notes, you should carefully consider the following risk factors as well as other information contained or incorporated by reference in this offering memorandum.

Risk Factors Relating to the Airline Industry and Delta

The airline industry has changed fundamentally since the terrorist attacks on September 11, 2001, and our business, financial condition and operating results have been materially adversely affected.

Since the terrorist attacks of September 11, 2001, the airline industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Additionally, during 2003, the industry’s financial results were negatively impacted by the military action in Iraq and the Severe Acute Respiratory Syndrome (SARS) outbreak. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these events will continue to have a material adverse effect on our business, financial condition and operating results.

Bankruptcies and other restructuring efforts by our competitors have put us at a competitive disadvantage.

Since September 11, 2001, several air carriers have sought to reorganize under Chapter 11 of the Bankruptcy Code, including United Air Lines, Inc., the second largest U.S. air carrier, U.S. Airways Group, Inc., the seventh largest U.S. air carrier, and several smaller competitors. Since filing for Chapter 11 on August 11, 2002, U.S. Airways Group, Inc. has emerged from bankruptcy, but has recently announced that it is seeking additional cost concessions from its unions. Additionally, AMR Corporation (American Airlines) has recently restructured certain labor costs and lowered its operating cost base. These reorganizations or restructurings have enabled these competitors to significantly lower their operating costs. We believe that our unit costs have gone from being among the lowest of the network carriers to among the highest for the full year 2003.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

We face significant competition with respect to routes, services and fares. Our domestic routes are subject to competition from both new and established carriers, some of which have substantially lower costs than we do and provide service at lower fares to destinations served by us. Our revenues continue to be adversely impacted by the growth of the low cost carriers with which we compete in most of our markets. Significant expansion by low cost carriers to our hub airports could have an adverse impact on our business. We also face increasing competition in smaller to medium-sized markets from rapidly expanding regional jet operators. In addition, we compete with foreign carriers, both on interior U.S. routes, due to marketing and code-sharing arrangements, and in international markets. If we are not able to realign our cost structure to compete with that of the low cost carriers, or if fare reductions are not offset by higher yields, our business, financial condition and operating results may be materially adversely affected.

If we continue to experience significant losses without successfully reducing our operating expenses, we may be unable to maintain sufficient liquidity to provide for our operating needs.

We reported an unaudited net loss of $773 million for the year ended December 31, 2003, or $6.40 basic and diluted loss per common share, compared to a net loss of $1.3 billion for the year ended December 31, 2002, or $10.44 basic and diluted loss per common share. We have recorded a substantial net loss for three consecutive years. Our revenue and cost challenges are expected to continue for the immediate term, and we expect to report a net loss of approximately $300 million to $350 million for the first quarter of 2004. Delta does not expect significant improvement in the revenue environment in 2004 and expects significant cost pressures related to pension, fuel and interest expenses to continue.

Although we are pursuing profit improvement initiatives aimed at lowering our costs and enhancing our revenues, these initiatives may not be sufficient. Furthermore, our pilot labor costs are substantially higher than our competitors’ pilot labor costs. Although we are currently in discussions with the Air Line Pilots Association, International (ALPA) in an attempt to reduce our pilot labor costs, we cannot predict the outcome of those discussions. To the extent that we deplete our cash reserves and are unable to access the capital markets for long-term capital spending requirements or short-term liquidity needs, we will be unable to fund our obligations and sustain our operations.

Our ability to access the capital markets is partially dependent on our credit ratings. A further decline in our ratings would increase our borrowing costs and could hinder our ability to operate our business.

Our business is highly dependent on our ability to access the capital markets. Our access to, and our costs of borrowing in, these markets depend on our credit ratings. Since September 11, 2001, our issuer credit ratings have been lowered to B1 by Moody’s Investors Service, Inc. (Moody’s), to B+ by Standard & Poor’s Rating Services (S&P) and to B by Fitch Ratings (Fitch). Our senior unsecured long-term debt is rated B3 by Moody’s, B- by S&P and B by Fitch. Moody’s, S&P and Fitch have each stated that their ratings outlook for our senior unsecured debt is negative. Our credit ratings may be lowered further or withdrawn. While we do not have debt obligations that accelerate as a result of a credit ratings downgrade, our credit ratings have negatively impacted our ability to issue unsecured debt, renew outstanding letters of credit that back certain of our obligations and obtain certain financial instruments that we use in our fuel hedging program. Our credit ratings have also increased the cost of our financing transactions and the amount of collateral required for certain financial instruments and insurance coverage. To the extent we are unable to access the capital markets, or our financing costs continue to increase, including as a result of further credit ratings downgrades, our business, financial condition and operating results would be materially adversely impacted.

Our pension plan funding obligations are significant and are affected by factors beyond our control.

We sponsor qualified defined benefit pension plans for eligible employees and retirees. Our funding obligations under these plans are governed by the Employee Retirement Income Security Act of 1974 (ERISA). We have met our required funding obligations in 2003 for these plans, which currently satisfy minimum funding requirements under ERISA.

Estimates of the amount and timing of our future funding obligations for the pension plans are based on various assumptions. These include assumptions concerning, among other things, the actual and projected market performance of the pension plan assets; 30-year U.S. treasury bond yields; statutory requirements; and demographic data for pension plan participants. The amount and timing of our future funding obligations also depend on whether we elect to make contributions to the pension plans in excess of those required under ERISA; such voluntary contribution may reduce or defer the funding obligations we would have absent those contributions.

As previously announced, we estimate that our funding obligations for the pension plans will be approximately $450 million for 2004. Our anticipated funding obligations under our Pension Plans for 2005 and thereafter cannot be reasonably estimated at this time because these estimates vary materially depending on the assumptions used to determine them and whether we make contributions in excess of those required. Nevertheless, we presently expect that our funding obligations under our pension plans in each of the years from 2005 through 2008 will be significant and could have a material adverse impact on our liquidity.

Our indebtedness and other obligations are substantial and could materially adversely affect our business and our ability to incur additional debt to fund future needs.

We have now and will continue to have a significant amount of indebtedness and other obligations. As of December 31, 2003, we had approximately $12.5 billion of total consolidated indebtedness. We also have minimum rental commitments with a present value of approximately $8 billion under noncancelable operating leases with initial or remaining terms in excess of one year. Further the indenture pursuant to which the notes are to be issued does not limit the creation of additional indebtedness. Our substantial indebtedness and other obligations could negatively impact our operations in the future. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;
•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events, limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

•	place us at a competitive disadvantage to our competitors that have relatively less debt than us.

We have significant debt obligations maturing in the near term (approximately $1.0 billion in 2004 and $1.2 billion in 2005, as adjusted for certain refinancings of regional jet aircraft subsequent to December 31, 2003 and to the date of this offering memorandum), as well as substantial pension funding obligations. We expect to meet our obligations as they come due through available cash and cash equivalents, investments, internally generated funds and borrowings. We do not have any existing undrawn lines of credit other than certain financing commitments from a third party related to the acquisition of regional jet aircraft. While we expect new financing to be available to us, access to such financing cannot be assured. Most of our owned aircraft are encumbered and those that are not are less attractive to lenders because they are not eligible for mortgage financing under Section 1110 of the U.S. Bankruptcy Code, are older aircraft types and/or are aircraft types which are no longer manufactured. Failure to obtain new financing could have a material adverse effect on our liquidity.

Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.

Our business is heavily dependent on our operations at the Hartsfield-Jackson Atlanta International Airport and at our other hub airports in Cincinnati, Dallas/Fort Worth and Salt Lake City. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities and to other Delta hubs. A significant interruption or disruption in service at the Atlanta airport or at one of our other hubs could have a serious impact on our business, financial condition and operating results.

We are increasingly dependent on technology in our operations, and if our technology fails or we are unable to continue to invest in new technology, our business may be adversely affected.

We are increasingly dependent on technology initiatives to reduce costs and to enhance customer service in order to compete in the current business environment. For example, we have made significant investments in check-in kiosks, Delta Direct phone banks and related initiatives across the system. The performance and reliability of our technology is critical to our ability to attract and retain customers and our ability to compete effectively. In this challenging business environment, we may not be able to continue to make sufficient capital investments in our technology infrastructure to deliver these expected benefits.

In addition, any internal technology error or failure, or large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or internet, may disrupt our technology network. Any individual, sustained or repeated failure of our technology could impact our customer service and result in increased costs. Like all companies, our technology systems may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly.

The airline industry is subject to extensive government regulation, and new regulations may increase our operating costs.

Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations.

Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines. Due to the weak demand and revenue environment, this action has negatively impacted our revenues because we have not been able to increase our fares to pass these fees on to our customers.

Furthermore, we and other U.S. carriers are subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which we operate. In addition to the heightened level of concern regarding privacy of passenger data in the United States, certain European government agencies are initiating inquiries into airline privacy practices. Compliance with these regulatory regimes is expected to result in additional operating costs and could impact our operations and any future expansion.

Our insurance costs have increased substantially as a result of the September 11 terrorist attacks, and further increases in insurance costs or reductions in coverage could have a material adverse impact on our business and operating results.

As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. The U.S. government is providing U.S. airlines with war-risk insurance to cover losses to passengers, third parties (ground damage) and the aircraft hull. This coverage extends through August 2004, but the coverage may not be extended beyond that time. We expect that if the U.S. government fails to renew the war-risk insurance that it provides, we will be required to replace such coverage commercially or consider other alternatives. There can be no assurance that such commercially provided war-risk insurance coverage will be adequate to protect our risk of loss from future acts of terrorism or will be provided on terms that will not have a material adverse impact on our financial condition and operating results.

Our business is dependent on the availability and price of aircraft fuel. Significant disruptions in the supply of aircraft fuel or periods of high fuel costs would materially adversely affect our operating results.

Our operating results can be significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2003, when our average fuel price per gallon rose 22% to approximately $0.82 as compared to 2002. Our fuel costs represented 14%, 12% and 12% of our operating expenses in 2003, 2002 and 2001, respectively. Due to the competitive nature of the airline industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares. Furthermore, the impact of lower aircraft fuel prices could be offset by increased price competition, and a resulting decrease in revenues, for all air carriers.

Our aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of our fuel supplies. We purchase most of our aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. We also purchase aircraft fuel on the spot market, from off-shore sources and under contracts that permit the refiners to set the price. To attempt to reduce our exposure to changes in fuel prices, we periodically enter into heating and crude oil derivatives contracts, though we may not successfully manage this exposure. Depending on the type of hedging instrument used, our ability to benefit from declines in fuel prices may be limited.

Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and fuel price increases in the future.

If we experience a significant loss of our senior management and other key employees, our operating results could be adversely affected, and we may not be able to attract and retain additional qualified management personnel.

We have approximately 60 officers, and we are dependent on their experience and industry knowledge, and that of other key employees, to execute our business plans. If we were to experience a substantial turnover in our leadership, our performance could be materially adversely impacted. Additionally, we may be unable to attract and retain additional qualified executives as needed in the future.

Employee strikes and other labor-related disruptions may adversely affect our operations.

Our business is labor intensive, requiring large numbers of pilots, flight attendants, mechanics and other personnel. Approximately 18% of our workforce is unionized. Strikes or labor disputes with our and our affiliates’ unionized employees may adversely affect our ability to conduct our business. Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, which provides that a collective bargaining agreement between an airline and a labor union does not expire, but instead becomes amendable as of a stated date. Our collective bargaining agreement with ALPA, which represents our pilots, becomes amendable on May 1, 2005. Our wholly owned subsidiary, Atlantic Southeast Airlines, Inc. (ASA), is in collective bargaining negotiations with ALPA, which represents ASA’s pilots, and with the Association of Flight Attendants, which represents ASA’s flight attendants. The outcome of these collective bargaining negotiations cannot presently be determined. In addition to the ASA negotiations, if we or our affiliates are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

We are facing significant litigation, including litigation arising from the terrorist attacks on September 11, 2001, and if any such significant litigation is concluded in a manner adverse to us, our financial condition and operating results could be materially adversely affected.

We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. It appears that the plaintiffs in these September 11 actions are alleging that we and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Boston, Dulles and Newark airports. These lawsuits, which are in preliminary stages, generally seek unspecified damages, including punitive damages. Although federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier, it is possible that we may be required to pay damages in the event of our insurer’s insolvency or otherwise. While we cannot reasonably estimate the potential loss for certain of our legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to us, our financial condition and operating results could be materially adversely impacted.

The SARS outbreak significantly impacted the airline industry, and future disease outbreaks could materially adversely impact our business and operating results.

During the first six months of 2003, the SARS outbreak, primarily centered in China and other Southeast Asian countries, with a number of cases in Toronto, Canada, significantly impacted airline industry revenues. Due to our small Pacific presence, however, the SARS outbreak has had only a minimal impact on us. However, if SARS were to spread more widely or if concerns regarding some other disease were to significantly impact customers’ willingness to travel, our financial condition and operating results could be materially adversely impacted.

We are at risk of losses and adverse publicity stemming from any accident involving our aircraft.

If one of our aircraft were to crash or be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that we operate or an airline that is one of our codeshare partners could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our aircraft and harm our business.

Seasonality and other factors impact demand for air travel, and our prior performance is not necessarily indicative of our future results.

In general, demand for air travel is typically higher in the June and September quarters, particularly in international markets, because there is more vacation travel during these periods than during the remainder of the year. Demand for air travel is also affected by factors such as economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year, and operating results for a historical period are not necessarily indicative of operating results for a future period.

Arthur Andersen LLP audited certain financial information included or incorporated in this offering memorandum. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

Our consolidated balance sheet as of December 31, 2001 and the related statements of operations, shareholders’ equity and cash flows for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP. Arthur Andersen LLP has ceased operations in the United States. As a result, you may be limited in your ability to recover damages from Arthur Andersen LLP under the Securities Act if it is later determined that there are false statements contained in any portions of this offering memorandum that have been prepared in reliance on financial statements audited by Arthur Andersen LLP.

Risk Factors Relating to the Offering

The notes will rank below our secured debt and the liabilities of our subsidiaries

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will also be structurally subordinated to all liabilities of our subsidiaries.

A substantial portion of our debt is secured by our assets. As a result, holders of our secured debt will have a claim to those assets prior to any claim that you may have to those assets. Further, the indenture does not limit our ability to create additional indebtedness or to secure any such indebtedness with additional assets. If we incur additional indebtedness and secure such indebtedness with our assets, your rights to receive payments under the notes will effectively be junior to the rights of the holders of such future secured indebtedness.

The notes are obligations exclusively of Delta. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, are expressly subordinated to the claims of that subsidiary’s creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. Further, if we fail to deliver our common stock upon conversion of a note and thereafter become the subject of bankruptcy proceedings, a holder’s claim for damages arising from such failure could be subordinated to all of our existing and future obligations and those of our subsidiaries.

As of December 31, 2003, we had approximately $12.5 billion of total consolidated indebtedness; approximately $5.9 billion of secured indebtedness (excluding secured indebtedness of our subsidiaries); and approximately $2.1 billion of subsidiary indebtedness.

We may be unable to repay or repurchase the notes

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of the notes will have the right to require us to repurchase all or a portion of their notes for cash on February 18, 2009, February 18, 2014 and February 18, 2019 or if a “designated event,” as defined in the indenture, occurs. If a purchase date or a designated event occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance the notes. We cannot assure you that we will have sufficient funds or will be able to obtain any required consents or arrange for additional financing to pay the principal amount at maturity or repurchase price when due. Our failure to repay the notes at maturity or to repurchase any tendered notes upon a designated event would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our other debt. In such event, holders of the notes would rank equal in right of payment to holders of our other senior unsecured debt.

There may be no public market for the notes, and there may be restrictions on resale of the notes and the common stock issuable upon their conversion

Prior to this offering, there has been no public market for the notes. Although the initial purchaser has advised us that it currently intends to make a market in the notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected and could trade at prices that may be lower than the initial offering price of the notes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and are not transferable except upon satisfaction of the conditions described under “Notice to Investors.” Although we have agreed to use our reasonable best efforts to have a shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes declared effective within 180 days after the date the notes are originally issued, we may not be able to have the registration statement declared effective within that time period, if at all. Selling securityholders who sell notes or common stock issuable upon conversion of the notes pursuant to a shelf registration statement may be subject to certain restrictions and potential liability under the Securities Act. See “Description of Notes—Registration Rights.”

We expect that the trading value of the notes will be significantly affected by the price of our common stock

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

Changes in our credit rating or the credit markets could adversely affect the price of the notes

The price for the notes depends on many factors, including:

•	our credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the airline industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their credit ratings on the notes. A negative change in our rating could have an adverse effect on the price of the notes.

Certain transactions may affect the value of the notes

We intend to continue our practice of acquiring our common stock to satisfy our obligations under various employee benefit plans and for other corporate purposes. Therefore, we expect to acquire shares of our common stock and enter into other transactions related to our common stock during the term of the notes. Depending on, among other things, future market conditions, the aggregate amount of any such acquisitions are likely to vary over time.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part upon market conditions and cannot be ascertained at this time. Any of these activities could materially affect the value of our common stock and the value of the notes.